SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

   Filed by the Registrant  |X|
   Filed by a Party other than the Registrant  |_|
   Check the appropriate box:
   |_|    Preliminary Proxy Statement
   |X|    Definitive Proxy Statement
   |_|    Definitive Additional Materials
   |_|    Confidential, for Use of the Commission Only
          (as permitted by Rule 14a-6(e)(2))
   |_|    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            COVOL TECHNOLOGIES, INC.
                            ------------------------
                (Name of Registrant as Specified in Its Charter)


     -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   |X|  No fee required.

   |_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1) Title of each class of securities to which transaction applies:
        (2) Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        (4) Proposed maximum aggregate value of transaction:
        (5) Total fee paid:

   |_|  Fee paid previously with preliminary materials.

   |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:
   (2) Form, Schedule or Registration Statement No.:
   (3) Filing Party:
   (4) Date Filed:

                            COVOL TECHNOLOGIES, INC.
                            3280 North Frontage Road
                                Lehi, Utah 84043

                                January 28, 1999

Dear Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Covol Technologies, Inc., which will be held on Wednesday March 17, 1999, at 1:00 p.m., Mountain Standard Time, at the Utah County Convention Center at the Provo Marriott Hotel, at 100 West 100 North, Provo, Utah 84601. In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report with respect to the progress of Covol and an opportunity for stockholders to ask questions.

         Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

                                   Sincerely,


                                   Brent M. Cook
                                   Chief Executive Officer

                            COVOL TECHNOLOGIES, INC.
                            3280 North Frontage Road
                                Lehi, Utah 84043
                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MARCH 17, 1999
                              --------------------

To the Stockholders of Covol Technologies, Inc.:

         The 1999 Annual Meeting of Stockholders (the "Meeting") of Covol Technologies, Inc., a Delaware corporation ("Covol"), will be held on Wednesday, March 17, 1999, starting at 1:00 p.m., Mountain Standard Time, at the Provo Marriott Hotel, at 100 West 100 North, Provo, Utah 84601, for the following purposes:

         1. To elect three class II directors of Covol to serve until the 2002 annual meeting of stockholders, or until their successors are duly elected and qualified;

         2. To ratify a grant by the Board of options to purchase 250,000 shares of common stock to Brent M. Cook at $12.97 per share to vest pro rata over 60 months beginning on May 1, 1998;

         3. To ratify the selection by the Board of PricewaterhouseCoopers LLP as independent auditors of Covol for the fiscal year ending September 30, 1999; and

         4. To transact such other business as may properly come before the Meeting and any and all adjournments or postponements thereof.

         The Board has fixed the close of business on Monday, January 18, 1999, as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. A copy of Covol's Annual Report, a Proxy Statement and a proxy card accompany this notice. These materials will be first sent to stockholders on or about February 15, 1999.

         Stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, please complete and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Meeting even though you previously submitted a proxy card.

                                            By Order of the Board of Directors,


                                            ASAEL T. SORENSEN, JR.
                                            Secretary
Lehi, Utah
January 28, 1999

                             Your vote is important.
You are urged to date, sign and promptly return your proxy card so that your shares may be voted in accordance with your wishes and that the presence of a quorum may be assured. The prompt return of your signed proxy card, regardless of the number of shares you hold, will aid Covol in avoiding the expense of additional proxy solicitations. Giving your proxy does not affect your right to vote in person at the meeting or your right to resubmit later dated proxy cards.

                            COVOL TECHNOLOGIES, INC.
                            3280 North Frontage Road
                                Lehi, Utah 84043
                              --------------------

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                     To Be Held on Wednesday, March 17, 1999
                              --------------------

                               GENERAL INFORMATION

         This Proxy Statement is being furnished to the stockholders of Covol Technologies, Inc. ("Covol"), in connection with the solicitation of proxies on behalf of the Board of Directors of Covol (the "Board") for use at Covol's 1999 Annual Meeting of Stockholders and any and all adjournments or continuations thereof, (the "Meeting") to be held Wednesday, March 17, 1999, at 1:00 p.m., Mountain Standard Time, at the Provo Marriott Hotel, at 100 West 100 North, Provo, Utah 84601, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). These materials will be first mailed to stockholders on or about February 15, 1999. The Annual Report is not to be considered a part of Covol's proxy solicitation materials.

                            PURPOSE OF ANNUAL MEETING

         At the Meeting, stockholders will be asked: (i) to elect three class II directors of Covol to serve until the 2002 annual meeting of stockholders, or until their successors are duly elected and qualified; (ii) to ratify the grant by the Board of options to purchase 250,000 shares of common stock to Brent M. Cook at the price of $12.97 per share to vest pro rata over 60 months beginning on May 1, 1998; (iii) to ratify the selection by the Board of PricewaterhouseCoopers LLP as independent auditors of Covol for the fiscal year ending September 30, 1999 ("Fiscal 1999"); and (iv) to transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. If a quorum exists, directors will be elected by a plurality of the votes of the shares of Covol common stock, $.001 par value, present in person or represented by proxy at the meeting and entitled to vote on the election of directors. If a quorum exists, action on items (ii) and (iii) above will be approved by affirmative vote of the holders of a majority of the shares of the common stock present or represented by proxy at the Meeting and entitled to vote on such matters. The Board recommends a vote "FOR" (i) the election of the three nominees for class II director of Covol listed below; (ii) the ratification of the grant by the Board of options to purchase 250,000 shares of common stock to Brent M. Cook, and (iii) the ratification of PricewaterhouseCoopers LLP as independent auditors of Covol for Fiscal 1999. The Board knows of no other matters which are likely to be brought before the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the items listed in the Notice.

                     QUORUM, VOTING RIGHTS AND OTHER MATTERS

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the Meeting. Only stockholders of record at the close of business on Monday, January 18, 1999 (the "Record Date"), will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 12,494,029 shares of common stock outstanding and entitled to vote at the Meeting. Holders of common stock as of the Record Date are entitled to one vote for each share held. Holders of common stock are not entitled to cumulative voting rights.

         All shares of common stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted in favor of (i.e., "FOR") the items listed in the Notice. Abstentions will be counted as shares present for quorum purposes, but otherwise will count as a vote against the applicable proposal.

         Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (i) filing with Covol a written revocation of the proxy, (ii) appearing at the Meeting and casting a vote contrary to that indicated on the proxy or (iii) submitting a duly executed proxy bearing a later date.

         The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by Covol. In addition to the solicitation of proxies by use of the mails, officers, directors and employees of Covol may solicit proxies by written communication, telephone, telegraph or personal call. Such persons are to receive no special compensation for any solicitation activities. Covol will reimburse banks, brokers and other persons holding common stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of common stock.

                               EXECUTIVE OFFICERS

         The following table sets forth (i) the names of the executive officers,
(ii) their ages as of the Record Date and (iii) the capacities in which they serve Covol:

     Name              Age            Position(s)                  Officer Since
Brent M. Cook           38      Chief Executive Officer and              1996
                                Chairman of the Board
Stanley M. Kimball      44      President and Director                   1997
Steven G. Stewart       50      Chief Financial Officer                  1998
George W. Ford, Jr.     53      Principal Scientist / Vice President     1993
                                of Science and Technology
Steven R. Brown         40      Sr. Vice President of                    1995
                                Engineering and Development
Max E. Sorenson         49      Sr. Vice President of                    1997
                                Engineered Resources
Dee J. "D.J." Priano    53      Sr. Vice President of                    1997
                                Synfuel Engineered Fuels
Harlan M. Hatfield      38      Vice President, General Counsel          1998
Asael T. Sorensen, Jr.  44      Secretary and Corporate Counsel          1995
Stephanie E. Black      36      Vice President of                        1998
                                Research and Development
Kenneth R. Frailey      45      Vice President of Operations             1998

         See "Proposal No. 1 -- Election of Directors - Nominees for Election as Directors" for biographical information regarding Messrs. Cook and Kimball.

Steven G. Stewart was appointed Chief Financial Officer of Covol in July 1998, and served as Vice President of Finance and Treasurer from April 1998 through July 1998. Prior to joining Covol, Mr. Stewart was a partner for 11 years with a "Big Five" accounting firm, an audit partner with Ernst & Young (formerly Arthur Young) and was the Salt Lake City office Director of High Technology and Entrepreneurial Services. From January 1994 through September 1996, Mr. Stewart was self-employed and provided consulting services to high technology companies, established strategic alliances, advised companies on alternative valuation methods applicable to acquisition targets and negotiated acquisition/sale transactions. From October 1996 through March 1998, Mr. Stewart was a business assurance partner at PricewaterhouseCoopers LLP (formerly Coopers & Lybrand
LLP), with primary responsibility for public companies operating in the high technology, mining and extractive industries. Mr. Stewart is a Certified Public Accountant.

George W. Ford, Jr. has served as Vice President of Research and Development of Covol since August 1993. From August 1993 to February 1997, Mr. Ford served as a Director of Covol. From 1982 to 1993, Mr. Ford was employed at Ballard Medical Products, Inc. in research and development, principally in the biomedical field. Mr. Ford holds 17 national and international patents covering a wide variety of technologies. Mr. Ford has functioned as an independent consultant working on projects in computer programming, medical product device design and process polymer chemistry design for the energy industry. Mr. Ford is a member of the American Association for the Advancement of Science and the Iron and Steel Society.

Steven R. Brown was appointed Senior Vice President of Engineering and Development in December 1998. Since July 1998 he served as Vice President - Synfuel Operations. Previously he served as Vice President of Engineering and Construction of Covol since February 1995. Mr. Brown served as a Director of Covol from September 1995 to March 1997. From 1993 to 1995, Mr. Brown was President of Construction Management Service, Inc. Mr. Brown is a licensed professional engineer and a licensed general contractor.

Max E. Sorenson was appointed Senior Vice President of Engineered Resources in December 1998. He served as Vice President of Covol since April 1997. Prior to Mr. Sorenson's employment with Covol, Mr. Sorenson was Senior Vice President of Operations, Engineering and Technology of Geneva Steel Company. Mr. Sorenson began his employment with Geneva Steel Company in October 1989. During his employment with Geneva Steel Company, Mr. Sorenson also had responsibility for raw materials, transportation contracts and information systems and also served as Chief Engineer of Coke, Iron and Steel, and Vice President of Engineering. Prior to joining Geneva Steel Company, Mr. Sorenson worked for 16 years for Inland Steel, Inc., one of the largest steel companies in the United States, where he served in various operational and technology management positions in ironmaking and steelmaking. Mr. Sorenson obtained a B.S. degree in Metallurgical Engineering from the University of Utah in 1973 and a Master of Science degree in Industrial Management from Purdue University in 1978.

Dee J. "DJ" Priano was appointed Senior Vice President of Synfuel Engineered Fuels in December 1998. Prior thereto, he served as Vice President of Covol since August 1997. Mr. Priano had been employed by Kennecott Corporation for more than 32 years prior to that time. Mr. Priano worked in several different positions at Kennecott including Principal Planning Engineer for Kennecott's Bingham Canyon mine, Manager of Operations Analysis, Controller of Kennecott's Bingham Canyon mine as well as the Controller of Kennecott's U.S. Mines Division. In addition to managing general accounting and financial reporting activities, he was responsible for the administration of purchasing, MIS and land and water management functions. Mr. Priano received a BS degree and Master of Business Administration from the University of Utah.

Harlan M. Hatfield has served as Vice President and General Counsel since July 1998 and Corporate Counsel since October 1996. His primary activities with Covol have been the development of synthetic fuel projects, including licensing, financing, permitting, construction, feedstocks, site selection, and other aspects of project development. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory disputes, contracts, and other legal matters. Prior to his employment with Covol, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner.

Asael T. Sorensen, Jr. joined Covol as its legal Counsel in September 1995. He has also served as Corporate Secretary since June 1996. From 1982 to 1995, Mr. Sorensen was an in-house attorney for the Church of Jesus Christ of Latter-Day Saints in Salt Lake City, Utah and practiced law primarily in the area of contract negotiations and administration. Mr. Sorensen graduated from Brigham Young University with a joint Juris Doctor and Master of Business Administration. He is admitted to practice law in the State of Utah.

Stephanie E. Black joined Covol in March of 1998 as Director of Research and Development, and in December 1998, was appointed Vice President of Research and Development. She was employed as a Strategic Account Manager with PacifiCorp from June of 1995 until joining Covol. For the approximately 11 years prior to June 1995, Ms. Black was employed with Hercules, Inc. (now Alliant Techsystems). While with Hercules, Ms. Black acted at various times as engineer, analyst, supervisor, and subcontract manager.

Kenneth R. Frailey joined Covol in August 1998, and in December 1998, was appointed Vice President of Operations. Until August 1998, Mr. Frailey was employed by Kennecott Corporation and General Electric for a total of approximately 20 years. Mr. Frailey's Kennecott experience related to mining and electrical power generation, and particularly managerial assignments in plant operations and engineering.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The following sets forth the compensation Covol's Chief Executive Officer, and the other most highly compensated executive officers who were executive officers as of September 30, 1998 and whose total annual salary and bonus exceeded $100,000 in 1998. The amounts shown represent what was earned in the respective years.

                                            Summary Compensation Table



                                     Annual Compensation                  Long-Term Compensation
                            -----------------------------------------------------------------------------------------
                                                                          Awards                    Payouts
                                                                  -----------------------      ----------------
                                                                  Restricted   Securities
                                                  Other Annual      Stock      Underlying      LTIP        All Other
Name and                      Salary     Bonus    Compensation      Awards       Options     Payouts      Compensation
Principal Position   Year      ($)        ($)        ($)(2)          ($)           (#)          ($)            ($)
-------------------- ----------------- -------------------------------------- ------------- ----------- ----------------
Brent M. Cook (1)    1998      133,333    54,400           53,120     -           250,000(3)     -             -
Chief Executive      1997       93,811         -           46,520     -                 -        -             -
Officer              1996       23,335    60,000        1,163,000     -            40,000        -             -
Stanley M.           1998      100,000     5,366          287,850     -           100,000(3)     -             -
Kimball,
President
Max E. Sorenson,     1998      113,304    25,000           78,125     -            25,000(3)     -             -
Sr. VP of
Engineered
Resources
Steven R. Brown,     1998       80,000    50,000          126,369     -            25,000(3)     -             -
Sr. VP of
Engineering and
Development
------------------

(1) In 1996, Mr. Cook received immediately exercisable options to acquire 100,000 shares of common stock at a price of $1.50 per share. Compensation expense of $1,163,000 was recorded by Covol for this transaction. Mr. Cook also received an option to acquire 40,000 shares of common stock at a price of $1.50 per share, which vests over 10 years. Compensation expense of $46,520 in both 1998 and 1997 was recorded by Covol relating to this transaction.
(2) For all of the named executives, other annual compensation represents primarily compensation expense from the grant of options to purchase common stock which have an exercise price at grant date below market value. Compensation is recognized during the period the stock options vest. In 1998, it also includes $6,600 of car allowance compensation for Mr. Cook and for Mr. Kimball, and $35,000 of other compensation for Mr. Brown.
(3) The 1998 option grant to Mr. Cook for the purchase of 250,000 shares of common stock is subject to stockholder approval (see proposal No. 2). The 1998 option grants to Messrs. Kimball, Sorenson and Brown were granted under the 1995 Stock Option Plan.

     Other than Covol's 1995 Stock Option Plan, there are no retirement, pension, or profit sharing plans for the benefit of Covol's officers, directors and employees. Covol provides health, dental and life insurance coverage for its employees. The Board of Directors may recommend and adopt additional programs in the future for the benefit of officers, directors and employees.

Option Grants in 1998

The following table sets forth certain information concerning options to purchase common stock granted during fiscal year 1998 to the executives named in the Summary Compensation Table.


                                                  INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------------------------
                           Number of         % of Total
                           Securities         Options
                           Underlying        Granted to
                            Options         Employees in         Exercise          Expiration         Grant Date
Name                      Granted (#)           1998         Price ($/Sh)(1)          Date           Value ($)(2)
---------------------- ------------------------------------ ------------------ --------------------------------------
Brent M. Cook                250,000             36.9%            12.97             June 2008          2,556,450
Stanley M. Kimball           100,000             14.8%            12.97             June 2008          1,022,580
Max E. Sorenson               25,000              3.7%            12.97             June 2008            255,645
Steven R. Brown               25,000              3.7%            12.97             June 2008            255,645
------------------

(1) The exercise price was equal to the fair market value on the date of grant, determined by the closing price of the common stock as reported by the NASDAQ stock market.
(2)  Determined using the Black-Scholes option valuation model.


Aggregated Option Exercises in 1998 and September 30, 1998 Option Values

     The following table summarizes for the named executive officers of Covol the number of stock options exercised during fiscal year 1998, the aggregate dollar value realized upon exercise, the total number of unexercised options held at September 30, 1998 and the aggregate dollar value of in-the-money unexercised options held at September 30, 1998. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date (based upon the closing price of common stock as reported by the NASDAQ stock market for the exercise date) and the exercise price of the option. Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option. The value of unexercised, in-the-money options at September 30, 1998 is the aggregate amount of the difference between their exercise price and $9.38 per share, the fair market value of the underlying stock on September 30, 1998, based on the closing price of the common stock on that date. The underlying options have not been and may never be exercised. The actual gains, if any, on exercise will depend on the value of the common stock on the actual date of exercise. There can be no assurance that these values will be realized.

                                        Aggregated Option Exercises in 1998
                                       and September 30, 1998 Option Values

     The following table sets forth certain information concerning the exercise in fiscal year 1998 of options to purchase common stock by the executives named in the Summary Compensation Table and the unexercised options to purchase common stock held by these individuals at September 30, 1998.


                           Shares                           Number of Securities           Value of Unexercised
                          Acquired          Value          Underlying Unexercised         In-the-Money Options at
                         on Exercise       Realized        Options at 9/30/98 (#)               9/30/98 ($)
Name                         (#)             ($)          Exercisable/Unexercisable      Exercisable/Unexercisable
---------------------- --------------- ----------------------------------------------- -----------------------------
Brent M. Cook               2,500           22,813          126,333 / 261,167               830,813 / 252,000
Stanley M. Kimball          5,000           52,345           78,764 / 116,236               340,892 / 69,734
Max E. Sorenson                 0                0           53,750 / 71,250                311,250 / 138,750
Steven R. Brown                 0                0           29,583 / 120,417               216,563 / 767,813

Long-Term Incentive Plan ("LTIP") Awards in 1998

         Covol granted no LTIP awards in fiscal year 1998.

Future Benefits of Pension Plan Disclosure in 1998

         Covol has no such benefit plans.

Stock Option Plans

         1995 Stock Option Plan. Covol has only one stock option plan, the 1995 Stock Option Plan (the "Plan"), under which 2,400,000 shares of common stock are reserved for ultimate issuance. A committee of Covol's Board of Directors, or in its absence, the Board (the "Committee") administers and interprets the Option Plan. This Committee is authorized to grant options and other awards both under the terms of the Option Plan and outside the Option Plan to eligible employees, officers, directors, and consultants of Covol. The Option Plan provides for the granting of both incentive stock options and non-statutory stock options. Terms of options granted under the Option Plan, including vesting requirements, are determined by the Committee. Options granted under the Option Plan vest over periods ranging from 0 to ten years, expire ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants must meet the requirements of the Internal Revenue Code.

         As of September 30, 1998, Covol had issued 900,000 shares of common stock upon exercise of options granted under the Plan, and options for the purchase of an aggregate of 702,500 shares of common stock (net of exercises and cancellations) were outstanding under the Plan. Options for an additional 797,500 shares could be granted in the future, under terms of the Plan. During fiscal year 1998, options to purchase 427,000 shares of common stock were granted to 13 officers and employees of Covol, of which 150,000 were granted to the named executives, as shown in the Summary Compensation Table. All of the option grants to the named executives have terms of 10 years, an exercise price of $12.97 per share, the fair market value of Covol's common stock on the date of grant, and provide for vesting ratably over a 60-month period, beginning the month following the grant date.

         Other Options. In addition to options granted under the Plan, Covol has granted options for the purchase of common stock to employees, officers, directors and consultants outside the Plan that were not qualified as incentive stock options for tax purposes. Such option grants totaled 379,750 shares in fiscal year 1998, of which 250,000 were granted to Mr. Cook, subject to shareholder approval (see Proposal No. 2), 74,750 were granted to four non-employee directors, and 55,000 were granted to consultants.

Employment Contracts and Termination of Employment and Change in Control Arrangements

         Brent M. Cook. As of April 21, 1998, Covol and Mr. Brent M. Cook entered into an employment agreement for Mr. Cook covering the succeeding five year term, with salary to be established by the Board of Directors consistent with an annual compensation review of comparable positions of public companies. The employment agreement further provides for participation in Covol's incentive bonus plan, if any, as in effect from time to time, expense reimbursement, and the grant of stock options. Specifically, the employment agreement provides for the grant of options for 250,000 shares of common stock at an exercise price of $12 31/32 per share, to vest on a pro rata basis at the beginning of each month during the term of the employment agreement, with full vesting upon disability or death. Under the employment agreement, Mr. Cook is also entitled to six weeks paid vacation, $550 per month automobile allowance, a dental allowance of $4,500 per year, and other benefits comparable to those generally available to Company employees. If his employment is terminated by Covol without cause or terminated by Mr. Cook for good reason, he is entitled to termination benefits equal to 100% of his then annual base salary

         Max E. Sorenson. Covol entered into an employment agreement, dated March 20, 1997, with Max E. Sorenson. The employment agreement extends for a period of three years unless terminated by Covol for cause or death, or by the employee for certain Company actions which constitute good cause or without good reason provided 60 days prior written notice is given. During the first, second and third twelve month periods, Mr. Sorenson's regular monthly salary will be $6,667 ($80,004 annualized), $10,833 ($129,996 annualized) and $10,833 ($129,996 annualized) respectively. Mr. Sorenson is entitled to receive a bonus pursuant to Covol's bonus plan, if any, in effect from time to time. Further, under his employment agreement, Mr. Sorenson was issued stock options to purchase 50,000 shares of Covol common stock at a purchase price per share of $1.50, vesting 25,000 immediately, 12,500 and 12,500 at the end of the first and second twelve month periods of employment, respectively. Additionally, Mr. Sorenson receives a monthly car allowance of $550, received a signing bonus of $50,000, and may receive termination benefits at the expiration of the employment agreement (whether or not Mr. Sorenson is offered employment by Covol after the three years) equal to the sum of one year's annual wages.

         Stanley M. Kimball. Covol entered into an employment agreement, dated January 1, 1997, with Stanley M. Kimball. The employment agreement extends for a period of three years unless terminated by Covol for cause or disability, or by the employee for certain Company actions which constitute good reason or without good reason provided 90 days prior written notice is given. Mr. Kimball is entitled to an annual base salary of at least $80,000. However, the agreement provides that Mr. Kimball's base salary shall be in line with the salary paid to the President and Chief Executive Officer of Covol. Effective June 1997, Mr. Kimball's annual base salary was increased to $100,000. Mr. Kimball was issued stock options to purchase 50,000 shares of Covol common stock at a purchase price per share of $1.50, vesting on a pro rata basis over two years commencing January 1, 1997 and ending December 31, 1998. Additionally, Mr. Kimball receives a monthly car allowance of $550 and is entitled to termination benefits equal to 200% of the then current annual base salary if Mr. Kimball's employment is terminated by Covol without cause or terminated by Mr. Kimball for good reason.

         D.J. Priano. Covol entered into an employment agreement with Mr. Priano effective August 1, 1997 as a Vice President. The employment agreement extends for a period of three years unless terminated by Covol for cause or death, or by the employee for certain Company actions which constitute good cause or without good reason provided 60 days prior written notice is given. Mr. Priano's regular monthly salary will be at least $6,667, $6,667, and $10,417 for the twelve month period from August 1, 1997 through 1998, 1999 and 2000, respectively. Mr. Priano is entitled to receive a bonus pursuant to Covol's bonus plan, if any, in effect from time to time. Mr. Priano was issued stock options to purchase 100,000 shares of Covol common stock at a purchase price of $8.25 per share, vesting on a pro rate basis over 25 months beginning September 1, 1997 and are exercisable through August 1, 2007. In addition, Mr. Priano receives a monthly car allowance of $550 and if employment is terminated by Covol without cause or terminated by Mr. Priano for good reason he is entitled to termination benefits equal to 200% of his then annual base salary and all outstanding options vest immediately.

         Steven G. Stewart. Covol entered into an employment agreement with Mr. Stewart effective May 1, 1998 as the Vice President of Finance and Treasurer. The employment agreement extends for a three-year period unless terminated by Covol for cause or death, or by the employee for certain Company actions which constitute good cause or without good reason provided 90 days prior written notice is given. Mr. Stewart's regular monthly salary will be at least $6,667, $8,334 and $10, 417 for the twelve month periods from May 1, 1998 through 1999, 2000 and 2001, respectively. Mr. Stewart is entitled to receive a bonus pursuant to Covol's bonus plan, if any, in effect from time to time with a minimum quarterly bonus of $5,000. Mr. Stewart was issued stock options to purchase 50,000 shares of Covol common stock at a price of $12.625, vesting on a pro rate basis over 60 months beginning May 1, 1998 which are exercisable through April 30, 2008. In addition, Mr. Stewart receives a monthly car allowance of $550 and if employment is terminated by Covol without cause or terminated by Mr. Stewart for good reason he is entitled to termination benefits equal to 200% of his then annual base salary and all outstanding options vest immediately.

Board Meetings

         The Board held a total of twelve regular meetings during fiscal year 1998 and one special meeting during fiscal year 1998. All directors attended over 75% of the aggregate number of the regular meetings of the Board.

Committees Of The Board

         The Board of Directors has two committees, an Audit Committee and a Compensation Committee, both of which are comprised solely of outside directors. The Compensation Committee consists of Mr. Weller, as chair, and Mr. Herickhoff. The Audit Committee consists of Mr. Herickhoff, as chair, Mr. Squire, and Mr. Hill. The Audit Committee held three meetings in fiscal 1998. The Compensation Committee held two meetings in fiscal 1998.

Compensation Committee Report on Executive Compensation

         The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the overall compensation for Covol's officers and other key executives, including the named executives. The Committee also oversees the granting of stock options to all executives and employees of Covol. Future compensation polices will be dependent on Covol's cash flow and employee performance.

         Covol seeks to compensate executives at competitive levels, considering current compensation surveys for companies in similar industries and development patterns, the growth of Covol, each executive's individual contribution to meeting Covol's goals and objectives, and overall business conditions as part of the total benefit package for employees.

         The current employment agreement for Mr. Cook was approved by the Board of Directors in a meeting on April 15, 1998. The Compensation Committee recommended the cash compensation and grant of options to Mr. Cook based on the progress of Covol and its licensees in meeting its primary objective of timely constructing 24 synthetic fuel facilities.

         The Compensation Committee strives to ensure that Covol's compensation plan attracts, retains and rewards both staff and management personnel while continuing to operate in the best interests of the stockholders.

                                                     Compensation Committee,

                                                     Raymond J. Weller, Chairman
                                                     James A. Herickhoff
                                                     January 15, 1999

Compensation of Directors

         Covol's directors hold office until the end of their respective terms or until their successors have been duly elected and qualified. On June 22, 1998, each of Covol's outside directors received options for shares of Covol common stock, exercisable at the closing bid price of the common stock as of that date, in the amount of 1,000 shares for each director for each month of service of the director as such, from and including November, 1996 through and including July, 1998, for a maximum 21,000 shares for each director. Mr. Weller received an additional 5,250 options for his service as chairman of the board.

         Outside directors are entitled to annual cash compensation of up to $32,000, of which $20,000 represents an annual retainer, and $12,000 is earned by attendance at 75% or more of the meetings of the Board of Directors. The outside directors are also entitled to 1,000 options for each month of service, subject to vesting at each annual shareholders meeting. Vesting of options occurs if the director has attended at least 75% of the meetings of the Board of Directors since the last annual shareholders meeting. The Chairman of the Board, unless a salaried employee of Covol, is entitled to cash compensation and options on the same vesting terms, but in the amount of 125% of that which may be received by the other directors. Directors receive reimbursement for out-of-pocket expenses. The cash compensation and options described in this section do not apply to Directors who are salaried employees of Covol.

         On December 11, 1998, each of Covol's outside directors received (i) 7,000 options for the period of service from the fiscal 1998 annual shareholders' meeting to the fiscal 1999 shareholders' meeting, subject to vesting, and (ii) 36,000 options for the three year period following the 1999 annual shareholders' meeting, subject to vesting, on a pro rata basis, at the fiscal 2000, 2001 and 2002 annual shareholders' meetings, and also subject to shareholder approval. The options granted on December 11, 1998 are exercisable at the closing price of the common stock on that date.

         Covol's executive officers are appointed by the Board of Directors and serve at the discretion of the Board. Officers serve at the will of the Board of Directors. The authority of the Board of Directors over the officers of Covol has been delegated to the Chief Executive Officer.

Stockholder Return Performance Graph

         The following graph shows a comparison of the cumulative total stockholder return, calculated on a dividend reinvestment basis, for September 30, 1994 through September 30, 1998, on Covol's common stock with (1) the NASDAQ Composite Index--U.S. and (2) the Standard & Poors Energy Composite Index.
The comparison assumes $100 was invested on September 30, 1994.

         Please note that historic stock price performance shown on the graph is not necessarily indicative of future price performance. Covol has not paid dividends on its common stock.


                               [GRAPHIC OMITTED]





                              Total Returns Assume Reinvestment of Dividends


                            9/30/94         9/30/95         9/30/96         9/30/97        9/30/98
                         --------------  --------------  -------------- --------------- --------------
Covol                         $100            $230            $265            $296           $300
S&P Energy Composite           100             120             140             200            184
NASDAQ Composite (US)          100             137             161             221            222

                    SECURITY OWNERSHIP OF DIRECTORS, NOMINEES
                           AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of January 18, 1999, regarding the beneficial ownership of Covol's common stock, for: (i) each person (or group of affiliated persons) who, insofar as Covol has been able to ascertain, beneficially owned more than 5% of the outstanding shares of common stock; (ii) each director and executive officer of Covol; and (iii) all directors and executive officers of Covol as a group. Covol has relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and Forms 3, 4 and 5. As of January 18, 1999, there were 12,494,029 shares of common stock outstanding. As of that date, there were outstanding options to purchase 2,686,250 shares of common stock, there were outstanding warrants to purchase 2,834,940 shares of common stock, and there were outstanding shares of preferred stock convertible into 455,739 shares of common stock.


   Name and Address of                  Amount and Nature of          Percent of
   Beneficial Owner (1)                Beneficial Ownership(2)          Class
   --------------------                -----------------------        ----------
PacifiCorp Financial Services, Inc.          1,027,000                   8.22%
775 NE Multnomah, Suite 775
Portland, Oregon  97232

Kirk A. Benson                               822,220(3)                  6.40%
4184 West Alpine Cove Drive
Alpine, UT 84004

Directors
Brent M. Cook                                158,083(4)                  1.25%
Stanley M. Kimball                           104,367(5)                  *
Raymond J. Weller                            335,997(6)                  2.68%
DeLance W. Squire                             30,500(7)                  *
James A. Herickhoff                           22,500(8)                  *
John P. Hill, Jr.                             21,500(9)                  *
Executive Officers
George W. Ford, Jr.                         134,700(10)                  1.08%
Steven R. Brown                             121,765(11)                  *
Max E. Sorenson                              61,250(12)                  *
Dee J. Priano                                80,583(13)                  *
Asael T. Sorensen, Jr.                      117,026(14)                  *
Harlan M. Hatfield                           52,950(15)                  *
Steven G. Stewart                            10,833(16)                  *
Stephanie E. Black                           11,375(17)                  *
Kenneth R. Frailey                            9,444(18)                  *
All directors and executive officers      1,272,874(19)                  9.67%
as a group (fifteen (15) persons)
------------------

 *       Less than 1%

 (1) Unless otherwise indicated, the address of each person named in the table is c/o Covol, 3280 North Frontage Road, Lehi, Utah 84043.

 (2) The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from January 18, 1998, and the total outstanding shares used to calculate each beneficial owner's percentage includes such shares. Beneficial ownership as reported does not include shares subject to options that are not exercisable within 60 days of January 18, 1999.

 (3) Consists of 466,665 shares owned by Mr. Benson, and warrants for 55,555 shares exercisable at $12 per share, and warrants for an additional 300,000 shares exercisable at $7.50 per share.

 (4) Consists of 2,750 shares owned by Mr. Cook and options to purchase 155,333 shares held by Mr. Cook which are exercisable within 60 days of January 18, 1999.

 (5) Consists of 6,200 shares owned by Mr. Kimball and options to purchase 97,917 shares held by Mr. Kimball which are exercisable within 60 days of January 18, 1999. Lee Kimball, the son of Mr. Kimball, owns 250 shares for which Mr. Kimball disclaims beneficial ownership.

 (6) Consists of 285,247 shares owned by Mr. Weller and options to purchase 50,750 shares held by Mr. Weller which are exercisable within 60 days of January 18, 1999.

 (7) Consists of 2,500 shares owned by Mr. Squire and options to purchase 28,000 shares held by Mr. Squire which are exercisable within 60 days of January 18, 1999.

 (8) Consists of options to purchase 22,500 shares held by Mr. Herickhoff which are exercisable within 60 days of January 18, 1999.

 (9) Consists of options to purchase 21,500 shares held by Mr. Hill which are exercisable within 60 days of January 18, 1999.

 (10) Consists of 114,200 shares owned by Mr. Ford and options to purchase 20,500 shares held by Mr. Ford which are exercisable within 60 days of January 18, 1999.

 (11) Consists of 97,182 shares owned by Mr. Brown and options to purchase 24,583 shares held by Mr. Brown which are exercisable within 60 days of January 18, 1999.

 (12) Consists of options to acquire 61,250 shares held by Mr. Sorenson which are exercisable within 60 days of January 18, 1999.

 (13) Consists of options to acquire 80,583 shares held by Mr. Priano which are exercisable within 60 days of January 18, 1999.

 (14) Consists of 97,026 shares owned by Mr. Sorensen and his wife in trust, and options to purchase 20,000 shares held by Mr. Sorensen which are exercisable within 60 days of January 18, 1999.

 (15) Consists of options to purchase 52,950 shares held by Mr. Hatfield which are exercisable within 60 days of January 18, 1999.

 (16) Consists of options to purchase 10,833 shares held by Mr. Stewart which are exercisable within 60 days of January 18, 1999.

 (17) Consists of options to purchase 11,375 shares held by Ms. Black which are exercisable within 60 days of January 18, 1999.

 (18) Consists of 2,500 shares owned by Mr. Frailey and options to purchase 6,944 shares which are exercisable within 60 days of January 18, 1999.

 (19) Consists of 607,855 shares issued and outstanding and options to purchase 665,019 shares which are exercisable within 60 days of January 18, 1999.

                        TRANSACTIONS WITH RELATED PARTIES

         PacifiCorp. During fiscal year 1998, Covol was involved in various transactions with PacifiCorp Financial Services, Inc. and certain of its affiliates ("PacifiCorp"). The transactions include (i) the Alabama Purchase Agreement, (ii) the PacifiCorp Convertible Loan Agreement and related agreements, and (iii) the PacifiCorp Licenses.

         (i) Alabama Purchase Agreement. Covol, through Alabama Synfuel #1, Ltd., a Delaware limited partnership in which Covol was at the time a 74% owner and general partner ("AS #1"), constructed a synthetic fuel facility in Birmingham, Alabama. The facility manufactures synthetic fuel from coal and is expected to have an annual capacity of approximately 360,000 tons. Pursuant to the Alabama Project Purchase Agreement, dated as of March 20, 1997 (the "Alabama Purchase Agreement"), between Covol, AS #1 and Birmingham Syn Fuel, L.L.C. ("BSF"), a wholly-owned subsidiary of PacifiCorp Financial Services, Inc. (together with any affiliates, "PacifiCorp"), Covol and AS #1 agreed to sell, and BSF agreed to buy the Alabama facility, subject to the terms and conditions of the Alabama Purchase Agreement. Such sale was completed on March 6, 1998 for $6,500,000 payable in the form of a non-recourse promissory note collateralized by certain portions of the synthetic fuel facility. A loss of $218,000 was incurred in this sale. In connection with the sale of the Alabama facility, Covol granted BSF a license to Covol's binder technologies for which it received an advance license fee of $500,000. PacifiCorp purchased approximately $2,473,000 of coal fines from Covol in conjunction with the purchase of the synthetic fuel facility.

         (ii) Pacific Corp Convertible Loan Agreement. In late July 1996, Covol negotiated with PacifiCorp the general terms of the sale of the Alabama facility, including an arrangement for convertible debt in the amount of up to $5,000,000 to fund working capital and construction costs needed to complete the facility. At the time of these negotiations, Covol agreed to a conversion price of $7 per share, the trading price of Covol's stock at the time the transaction was initially negotiated. The actual documents completing this agreement were not finalized until March 20, 1997. The Convertible Loan Agreement was subsequently amended December 12, 1997, increasing the amount available under the loan to $7,000,000. As of March 3, 1998, Covol had borrowed $6,686,473 under this loan and interest of $313,527 had accrued. On March 3, 1998, PacifiCorp exercised its option to convert the full amount of $7,000,000 under this loan into 1,000,000 shares of common stock (conversion at $7.00). In addition, another 27,000 shares were issued pursuant to anti-dilution provisions of the loan agreement. See "Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS in Covol's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 ("Form 10-K").

         (iii) PacifiCorp Licenses. In addition to the license agreement between Covol and BSF, in December 1996, PacifiCorp entered into binding agreements with a third-party contractor for the construction of six additional synthetic fuel facilities. Each facility was designed to manufacture approximately 360,000 tons annually. Covol entered into a license agreement with PacifiCorp for the use of Covol's binder technologies at the six facilities subject to the construction agreements. PacifiCorp subsequently announced the construction of only three facilities, which included a double-line synthetic fuel processing facility located in Walker County, Alabama and a single-line facility located in Tuscaloosa County, Alabama, which construction was completed on or before June 1, 1998. In connection with the construction of these three facilities, Covol agreed to indemnify the contractor if the facilities were not completed by June 1, 1998. The contractor and PacifiCorp have initiated arbitration claims against each other. Covol is closely monitoring the situation and believes that payment of a material amount by Covol is unlikely. PacifiCorp agreed to pay Covol $1,000,000 in advance license fees in 1998 and will pay a quarterly license fee at a prescribed amount (subject to possible adjustment) times the British Thermal Units ("Btu") of product produced and sold in future periods. Covol will also provide binder to the facility at its cost plus a prescribed mark-up (subject to possible adjustment).

         Trans Pacific Stores, Ltd. ("TPS"). On March 17, 1998, Covol entered into a loan agreement in which TPS, a company for which Mr. John Hill, a director of Covol, serves as president, agreed to loan Covol up to $4,000,000. The loan is secured by future earned license fees payable to Covol resulting from the synthetic fuel manufacturing facilities constructed by Pace Carbon Fuels, LLC. Interest on the outstanding principal balance originally accrued at 12%. The interest rate increased to 13% on September 20, 1998 and to 14% on December 20, 1998. Each time the interest rate was adjusted, a 1% renewal fee of $40,000 was incurred. Principal and interest are due in full on March 20, 1999. As of September 30, 1998, $4,000,000 had been borrowed under this arrangement. On June 12, 1998, Covol entered into another loan agreement in which TPS agreed to loan Covol an additional amount up to $4,000,000. This loan is secured by a certain promissory note between Covol and Gerald Larson and future cash flows payable to Covol resulting from the synthetic fuel manufacturing facilities constructed and owned by Appalachian Synfuel, L.L.C., a wholly-owned subsidiary of Fluor Corporation. Interest on the outstanding principal balance accrued at 18% per annum until October 1998, at which time it increased to 22%. Principal and interest is due and payable June 12, 1999. As of September 30, 1998, $4,000,000 had been borrowed under this arrangement. Warrants to purchase 100,000 shares of common stock were granted in October 1998 based on the outstanding principal balance.

         Employment Agreements. Covol has entered into employment agreements with Messrs. Cook, Kimball, Sorenson, Priano and Stewart which provide for significant benefits. See "Employment Contracts and Termination of Employment and Change in Control Arrangements."

         $500,000 Loan from Certain Officers. In November 1996, Steven R. Brown loaned $280,000 and Asael T. Sorensen, Jr. loaned $220,000 to Covol which accrues interest at prime plus 2%. Principal and interest is due on or before November 26, 2002. As of September 30, 1998, approximately $353,000 had been paid by Covol toward the repayment of the loans. The purpose of the loans was to provide operating capital for Covol.

         Related Partnerships. In June 1996, Covol formed US #1 and AS #1, for the purpose of facilitating the financing and construction of synthetic fuel facilities in Utah and Alabama, respectively. Mr. Russell Madsen, Mr. Dean Young, Mr. Kenneth M. Young, Mr. Alan D. Ayers, Mr. Asael T. Sorensen, Jr., Mr. Steven R. Brown, and Mr. Michael Q. Midgley (former and current officers and directors of Covol) acquired interests in US #1 and AS #1. Their aggregate interests represented approximately 8.1% of the capital profits of US #1 and 0.6% of the capital profits of AS #1. See "Key Bank Loan" below. In connection with the sale of the Utah facility, Covol granted US #1 a non-exclusive license to Covol's binder technologies for which it received an advance license fee of $500,000 from US #1. These transactions are not based on arms-length negotiations by the parties. Covol retained a 64% interest in US #1 and a 74% interest in AS #1 and privately placed the remaining partnership interests in the Partnerships. The limited partners paid $3,277,500 for the remaining partnership interests in US #1 and $2,062,500 for the remaining partnership interests in AS #1. See "ITEM 1. BUSINESS--Sale of Facilities, Utah Synfuel #1 and Birmingham Syn Fuel," in the Form 10-K for a discussion of transactions with related partnerships.

         In September 1998, Covol formally offered the limited partners in Utah Synfuel #1, and Alabama Synfuel #1 an exchange of Covol's common stock for their limited partnership interests. The exchange ratio was based in part on an independent valuation of the limited partnerships' assets and other factors including but not limited to current and future expected cash flows of the partnerships and the market value of Covol's common stock at the date of the offer, $9.00 per share. As of September 30, 1998, substantially all of the limited partners had elected to exchange their limited partnership interests for shares of Covol's common stock. During October and November 1998, all but one of the other limited partners exchanged their interests and Utah Synfuel #1 became a wholly-owned subsidiary of Covol and Alabama Synfuel #1 became a 98%- owned subsidiary of Covol. Covol recorded this exchange using the market values of Covol's common stock on the dates the limited partners tendered acceptance of Covol's offer. These market values ranged from $6.75 to $11.13 per share. Officers and directors of Covol received an aggregate of 95,900 shares of Covol common stock in exchange for their interests, with an aggregate market value, using a value of $9.00 per share, of $863,100. Messrs. Weller, Brown, and Sorensen respectively received Covol common stock having a market value of $304,632, $101,538, and $126,918.

         Key Bank Loan. In an effort to obtain capital for the construction of the Utah and Alabama facilities, Covol borrowed $700,000 from Key Bank of Utah ("Key Bank"). The loan accrued interest at Key Bank's prime rate plus 2% and was to be paid in full in October 1996. In November 1996 Covol paid accrued interest plus principal of $100,000. Covol and Key Bank agreed to roll over the remaining $600,000 principal balance of the loan for another 90 days, until January 29, 1997, which was later extended to May 30, 1997. Additional payments of principal and interest were paid in March and May, 1997 totaling $110,000. Key Bank thereafter notified Covol that it was in default on the loan. Covol paid off the principal and interest on the loan in the amount of $522,516 on August 20, 1997. As a condition to making the loan, Key Bank required that certain officers, directors and employees of Covol also sign as guarantors of the note evidencing the loan (the "Key Bank Note"). To induce such officers, directors and employees to sign individually and be severally liable on the Key Bank Note, Covol loaned $100,000 each to Mr. Russell G. Madsen, Mr. Dean Young, Mr. Kenneth M. Young, Mr. Alan D. Ayers, Mr. Asael T. Sorensen, Jr., Mr. Steven R. Brown and Mr. Michael Q. Midgley (the "Individuals"). The loan to the Individuals is on similar terms as the loan from Key Bank and was initially collateralized by their respective interests in US#1 and AS#1 and is currently collateralized by approximately 79,000 shares of Covol's common stock. The proceeds of the loan from Covol to the Individuals, along with other money of the Individuals aggregating $1,850,000, were invested in partnership interests in US #1 and AS #1. Covol has not received any direct payments from the Individuals. On March 21, 1997, US #1 made cash distributions to each of the limited partners of US #1 in the aggregate amount of $272,000. The cash distributions attributable to the interests in US #1 acquired through the loan to the Individuals as described above were made directly to Covol and applied against the principal and interest due from the Individuals. As of September 30, 1998, the individuals were indebted to Covol in an aggregate amount of approximately $672,000. No interest income is being recognized by Covol.

         Ferro Resources. Max E. Sorenson, a Vice President of Covol, beneficially owned Ferro Resources, L.L.C., a Utah limited liability company ("Ferro"). In December 1996, Covol together with Ferro, entered into binding contracts with a third-party contractor for the construction of two synthetic fuel facilities, each with a production capacity of 360,000 tons annually (the "Ferro/Covol Construction Contracts"). Under the terms of the arrangement, Ferro was to develop the projects and Covol was to provide a license for use of its binder technologies. The net proceeds of the projects were to be shared equally by Covol and Ferro. Covol and Sorenson have entered into an agreement for the sale of the membership interests in Ferro to Covol for $15,000 plus a percentage of revenue from the projects if constructed under the Ferro/Covol Construction Contracts. Under the terms of the agreement, Mr. Sorenson has the opportunity to receive up to $1,500,000 over a period of up to seven years based upon performance factors of the specified projects. Covol's purpose for entering into the agreement is to obtain all right, title and interest in the two Ferro/Covol Construction Contracts. These transactions are not based on arms-length negotiations by the parties. If the facilities are not constructed, the Construction Contracts call for liquidated damages in the amount of 6% of the maximum contract price, or approximately $636,000 in total, which amount has been accrued by Covol. Covol can give no assurance that the facilities will be constructed and believes that construction under the Ferro/Covol Construction Contracts is unlikely.

         Option Exercise Notes. In 1995, Covol entered into loan agreements with 16 current and former officers, directors and employees of Covol in payment of the exercise price of options to purchase 900,000 shares of Covol common stock. Nine of these individuals are current or former officers or directors of Covol. Specifically, Messrs. Madsen, Ford, Brown, Weller, Sorensen, Ayers, Lambert, Young and Midgley are indebted to Covol in the principal amounts of $516,875, $488,519, $488,519, $417,266, $322,503, $251,250, $322,503, $288,938 and
$516,875 respectively. The promissory notes bear interest at 5.7% with principal and interest due in December 2000 and are collateralized by the shares purchased. As of September 30, 1998, Covol had received approximately $313,000 toward repayment of the loans. No interest income is being recognized by Covol.

         Financing Transactions with Major Shareholder. During September 1998, Covol completed a financing transaction with Mr. Kirk A. Benson, a major shareholder, and currently a director, of Covol. The transaction consisted of the sale of 55,555 units at $27.00 per unit, for total cash proceeds to Covol of $1,499,985. Each unit comprised three shares of common stock and a warrant for the purchase of one share of common stock at a price of $12.00. The warrants are exercisable until September 16, 2000, at which time they expire if unexercised.

         During November 1998, Covol completed another financing transaction with several investors one of whom was Mr. Benson. In this transaction, Mr. Benson purchased 300,000 units at $5.00 per unit, for total cash proceeds of $1,500,000. Each unit comprised one share of common stock and a warrant for the purchase of one share of common stock at a price of $7.50. The warrants are exercisable until November 12, 1999, at which time they expire if unexercised.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Covol's officers and directors, and persons who own more than ten percent of a registered class of Covol's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Officers, directors, and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish Covol with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Covol between October 1, 1997, and September 30, 1998, on year-end reports furnished to Covol after September 30, 1998, and on representations that no other reports were required, Covol has determined that during the 1998 fiscal year all applicable 16(a) filing requirements were met except as follows, or as previously reported in Covol's Proxy Statement dated July 20, 1998 for Covol's annual meeting held August 27, 1998.

         Raymond G. Weller, a Director of Covol, gifted 3,100 shares of common stock of Covol to his minor children, and an additional 3,100 shares of common stock to his adult children, on April 24, 1998. Mr.

Weller acquired 1,285 shares of common stock of Covol on July 30, 1998. He filed on or about January 27, 1999 a Form 5 reporting the transactions. The Form 5 should have been filed on or before November 14, 1998.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Nominees for Election as Directors

         At the Meeting, the stockholders will elect all class II directors to hold office until the annual meeting of stockholders in 2002, the expiration of their term, or until their respective successors are duly elected and qualified. The Board of Directors is divided into three classes, currently comprised of two class I directors, whose terms will expire at Covol's annual meeting in 2001, three Class II directors, whose terms will expire at the Meeting in 1999, and two Class III directors, whose terms will expire at Covol's annual meeting in 2000. The Board currently consists of seven members: Raymond J. Weller, Brent M. Cook, Stanley M. Kimball, DeLance M. Squire, John P. Hill, Jr., James A. Herickhoff and Kirk A. Benson. The Board proposes that the three individuals listed below as nominees be elected as class II directors of Covol. Each nominee has consented to serve if elected to the Board. In the event that any nominee is unable to serve as a director at the time of the Meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted "FOR" such substitute nominee as shall be designated by the Board to fill the vacancy.

         The names of the nominees, together with certain information about them are set forth below:


            Name           Age       Position(s) with Covol     Director Since
            ----           ---       ----------------------     --------------
Raymond J. Weller          50               Director                 1991
DeLance W. Squire          79               Director                 1996
Kirk A. Benson             48               Director                 1999

         Raymond J. Weller has served as a Director of Covol since July 1991 and served as Chairman of the Board from January 1997 through July 1998. Since 1991, Mr. Weller has been Vice President of HMO Benefits of Utah, a Utah based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay. Mr. Weller is a Class II director, his term expires in 1999.

         DeLance W. Squire has served as a Director of Covol since December 13, 1996. Currently Mr. Squire is President of Management and Professional Inc. Mr. Squire was the founder of Squire & Co., Orem, Utah and retired in 1986. From 1986 until 1987, Mr. Squire served as the Executive Director for the Commission for Economic Development, Orem, Utah. Mr. Squire was previously the mayor of the City of Orem, Utah. In addition, Mr. Squire serves as the chairman of the board of trustees for Timpanogos Regional Hospital, Orem, Utah. Mr. Squire received his B.S. degree in Accounting from Brigham Young University in 1947 and became a Certified Public Accountant in 1950. Mr. Squire is a Class II director, his term expires 1999.

         Kirk A. Benson has served as a Director of Covol since January 22, 1999. Most recently, Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., the nation's 4th largest publicly traded managed healthcare company. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. Mr. Benson is a Ph.D. candidate at the Peter F. Drucker Graduate School of Management at Claremont Graduate University. He also holds a Master of Laws in Taxation from the

University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University. Mr. Benson is a Class II director, his term expires 1999.

         The names of the Class I Directors, together with certain information about them are set forth below:


            Name         Age       Position(s) with Covol       Director Since
John P. Hill, Jr.        38               Director                   1997
James A. Herickhoff      56               Director                   1997

         John P. Hill, Jr. has served as a Director since September 1997. Mr. Hill is the president of Quince Associates, a closely held investment company. Since 1989, Mr. Hill has also served as President of Trans Pacific Stores, Ltd., a privately held operator of retail stores. Prior to 1989, Mr. Hill was the Chief Financial Officer for various privately held retail and restaurant companies. Mr. Hill received a Bachelor of Science degree in Accounting from the University of Maryland and became a Certified Public Accountant in 1984.

         James A. Herickhoff has served as a Director since August 1997. Mr. Herickhoff is and has been a corporate consultant since 1994, and from 1987 to 1994 he served as President of Atlantic Richfield Company's Thunder Basin Coal Company. Mr. Herickhoff has over 25 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19,000,000 to approximately 40,000,000 tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of the ARCO's underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received his Bachelor degree in 1964 from St. John's University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

         The names of the Class III directors, together with certain information about them are set forth below:


            Name        Age        Position(s) with Covol         Director Since
Brent M. Cook           38         Chief Executive Officer and         1996
                                   Chairman of the Board
Stanley M. Kimball      44         Director and President              1997

         Brent M. Cook has served as Chief Executive Officer and Director since November 1996, as President from October 1996 until July 1998, and served as Chief Financial Officer from June 1996 until December 1996. Mr. Cook is a Certified Public Accountant. Prior to joining Covol, Mr. Cook was Director of Strategic Accounts-Utah Operations, for PacifiCorp, Inc. ("PacifiCorp"). His responsibilities included the management of revenues of approximately $128 million per year, and seeking out and evaluating strategic growth opportunities for PacifiCorp, including joint ventures and other transactions. Mr. Cook spent more than 12 years with PacifiCorp. Mr. Cook is a Class III Director, his term expires in 2000.

         Stanley M. Kimball was appointed President in July 1998 and has been a Director since January 1997. He served as Chief Financial Officer from January 1997 to July 1998. Prior to joining Covol, Mr. Kimball was employed by Huntsman Corporation ("HC"). From 1989 to early 1995, Mr. Kimball served as the Director of Tax for Huntsman Chemical Corporation ("HCC"). In May 1995, Mr. Kimball was appointed as an officer of HCC, serving as Vice President, Tax. In July 1995, Mr. Kimball was appointed as Vice President, Administration for HC. In this position, he had numerous responsibilities, both for HC and for Mr. Jon M. Huntsman personally, which included financial accounting, tax and estate planning, and cash and investment management. In this position, Mr. Kimball also served as Mr. Huntsman's Chief of Staff. In 1980, Mr. Kimball received a Master of Accountancy, with emphasis in taxation, from Brigham Young University and is a Certified Public Accountant. Between 1980 and 1989, he was employed by Arthur Andersen & Co., and was serving as a Senior Tax Manager prior to his employment with HCC. Mr. Kimball is a Class III Director, his term expires in 2000.

                 THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION
                      OF MESSRS. SQUIRE, WELLER AND BENSON



      PROPOSAL NO. 2 -- RATIFICATION OF GRANT BY THE BOARD OF 250,000 STOCK
          OPTIONS TO BRENT M. COOK AT $12.97 PER SHARE TO VEST PRO RATA
                         OVER 60 MONTHS FROM MAY 1, 1998

         In a meeting of the Board of Directors on April 15, 1998, the Board approved the issuance of options to purchase 250,000 shares of common stock at an exercise price of $12.97 per share to Brent M. Cook, the Chief Executive Officer and Chairman of the Board of Covol. Mr. Cook and Covol have agreed that the grant of this option would be subject to shareholder approval.

         Under Rule 4460 of the NASDAQ Stock Market, as a condition to the continued listing of Covol's common stock, Covol must require shareholder approval of the establishment of a plan or arrangement of a stock option or purchase plan pursuant to which stock may be acquired by officers or directors, with certain exceptions not applicable to the present situation. Accordingly, the Board is requesting stockholder approval of the grant of this stock option to Mr. Cook. In the event that the stockholders do not approve the grant of this option to Mr. Cook, the grant will be rescinded.

         If the stockholders do not approve the grant of this option to Mr. Cook, the Board may grant other options to Mr. Cook. The Board, in its discretion, may generally grant such options as the Board deems prudent in order to retain qualified executives, reward performance and provide incentives for Covol's executives to increase shareholder value, including the granting of options to Mr. Cook, subject to applicable law and the listing requirements of the NASDAQ Stock Market.

         The option is nontransferable except by will or the laws of descent or distribution. Transfer of the shares receivable under the option would be restricted. The option is exercisable during the life of Mr. Cook only by him, and thereafter by his executors, administrators, heirs, successors and assigns. The option expires ten (10) years following the date of grant.

           The option vests on a pro rata basis over the 60-month period which began May 1, 1998. Notwithstanding the foregoing, the option is to fully vest upon any of the following events:

         o   Any change of control of Covol.

         o   Termination of Mr. Cook's employment by Covol.

         o   The death of Mr. Cook.

         o   A vote by the Board of Directors allowing full vesting to Mr. Cook.

         o Covol becomes a controlled entity as defined by Section 1239 of the Internal Revenue Code of 1986 (generally, that more than 50% of the common stock of Covol becomes constructively owned by a single person or entity).

         The following table sets forth amounts to be received by or allocated to Mr. Cook under the option, and the groups named in the table. Since Mr. Cook is the sole person to receive benefits or amounts under the option, separate disclosure with respect to other executive officers of Covol has been omitted.

                                                 NEW PLAN BENEFITS

                                              Stock Option Agreement
                                                   Brent M. Cook

         Name and Position        Dollar Value              Number of Shares

Brent M. Cook                      $2,556,450(1)                  250,000
Executive Group                    $2,556,450(1)                  250,000
Non-Executive Director Group               -0-                         -0-
Non-Executive Officer
  Employee Group                           -0-                         -0-

(1) Determined using the Black-Scholes option valuation model.

         Mr. Cook is the only person to whom the option applies, and is the only person to whom any similar option was granted in April 1998.

         The option is a non-qualified option, and is not an incentive stock option for purposes of Section 422 of the Internal Revenue Code of 1986. In general, an optionee who receives a non-qualified stock option will recognize no income at the time of the grant of the option. Upon exercise of a non-qualified stock option, an optionee will recognize ordinary income (treated as compensation subject to withholding) in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price of the option.

         The basis in shares acquired upon exercise of a non-qualified stock option will equal the fair market value of such shares at the time of exercise, and the holding period of the shares (for capital gain purposes) will begin on the date of exercise. Covol will be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income.

         Mr. Cook is expected to attend the Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.



           THE BOARD DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS
                  OF COVOL AND ITS STOCKHOLDERS AND RECOMMENDS
                          A VOTE "FOR" APPROVAL THEREOF

      PROPOSAL NO. 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board has appointed PricewaterhouseCoopers LLP, certified public accountants, as auditors to examine the financial statements of Covol for Fiscal 1999 and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.) has served as Covol's auditors since 1994.

         In the event that the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the adverse vote will be considered as a direction to the Board to select other auditors for the next fiscal year.

         A representative of PricewaterhouseCoopers LLP is expected to attend the Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

           THE BOARD DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS
                  OF COVOL AND ITS STOCKHOLDERS AND RECOMMENDS
                          A VOTE "FOR" APPROVAL THEREOF



                              STOCKHOLDER PROPOSALS

         Stockholders   may  submit   proposals  on  matters   appropriate   for
stockholder action at Covol's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 annual meeting, they must be received by Covol not later than October 1, 1999 or such later date as Covol may specify in its SEC filings. Such proposals should be addressed to Covol at 3280 North Frontage Road, Lehi, Utah 84043, Attn: Corporate Secretary.

         It is anticipated that proxies solicited in connection with Covol's 2000 annual meeting will confer discretionary authority to vote on matters, among others, of which Covol does not receive notice prior to December 31, 1999.


                                  OTHER MATTERS

         Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.


                             SOLICITATION OF PROXIES

         The accompanying form of proxy is being solicited on behalf of the Board. The expense of solicitation of proxies for the Meeting will be paid by Covol. In addition to the mailing of the proxy material, such solicitation may be made in person or by written communication, telephone or telegraph by directors, officers or employees of Covol or its subsidiaries.

                           ANNUAL REPORT ON FORM 10-K

         CERTAIN PORTIONS OF COVOL'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998, AS REFERENCED IN THIS PROXY STATEMENT, ARE INCORPORATED HEREIN BY REFERENCE. COVOL WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE PERIOD ENDED SEPTEMBER 30, 1998, FINANCIAL STATEMENTS, EXHIBITS AND SCHEDULES THAT ARE ATTACHED TO COVOL'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT AT THE ADDRESS OF COVOL APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT OR FAXED TO COVOL AT (801) 768-4483.

                                       By Order of the Board of Directors,


                                       ASAEL T. SORENSEN, JR.
                                       Secretary


         THE BOARD ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT THEIR PROXIES.

                            COVOL TECHNOLOGIES, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF STOCKHOLDERS
                            WEDNESDAY, MARCH 17, 1999

         The undersigned stockholder(s) of Covol Technologies, Inc., a Delaware corporation (the "Company"), revoking all previous proxies, hereby appoints Asael T. Sorensen, Jr. and Harlan M. Hatfield and each of them acting individually, as the attorneys and proxies of the undersigned, with full power of substitution, to cast all votes for all shares of common stock of Covol which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of Covol to be held at the Provo Marriott Hotel, at 100 West 100 North, Provo, Utah 84601, on Wednesday, March 17, 1999, at 1:00 p.m., Mountain Standard Time, and any and all adjournments or postponements thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:
                          (Please date and sign below)

                                           Please mark your vote as this  |X|

1. ELECTION OF DIRECTORS

   DeLance W. Squire                          FOR      |_|     WITHHOLD     |_|
   (If elected, Mr. Squire's term would                        AUTHORITY
   expire 2002)

   Raymond J. Weller                          FOR      |_|     WITHHOLD     |_|
   (If elected, Mr. Weller's term would                        AUTHORITY
   expire 2002)

   Kirk A. Benson                             FOR      |_|     WITHHOLD     |_|
   (If elected, Mr. Benson's term would                        AUTHORITY
   expire 2002)

2. RATIFY THE GRANT BY THE BOARD OF           FOR      |_|     AGAINST      |_|
   OPTIONS FOR THE PURCHASE OF 250,000                         ABSTAIN      |_|
   SHARES OF COMMON STOCK TO BRENT M.
   COOK AT $12.97 PER SHARE TO VEST PRO
   RATA OVER 60 MONTHS FROM MAY 1, 1998

3. RATIFY THE SELECTION BY THE BOARD          FOR      |_|     AGAINST      |_|
   OF PRICEWATERHOUSECOOPERS LLP AS                            ABSTAIN      |_|
   INDEPENDENT AUDITORS OF COVOL FOR
   THE 1999 FISCAL YEAR


This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted "FOR" items 1, 2 and 3. This Proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the 1999 Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF COVOL TECHNOLOGIES, INC.

Dated: ________________________________, 1999



---------------------------------------------
Name of Stockholder



---------------------------------------------
Signature of Stockholder

NOTE: Please date and sign this Proxy exactly as the names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. Proxies executed in the name of a corporation should be signed on behalf of the corporation by a duly authorized officer. Where shares are owned in the name of two or more persons, all such persons should sign.

PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE

                             Stock Option Agreement

                            COVOL TECHNOLOGIES, INC.


         A. A STOCK OPTION for a total of Two Hundred Fifty Thousand (250,000) Shares of Common Stock, par value $0.001, of Covol Technologies, Inc., a Delaware Corporation (herein the "Company") is hereby granted to Brent M. Cook (herein the "Optionee") on this 21st day of April, 1998.
         B. The option price as determined by the Board of Directors of the Company is Twelve dollars and thirty-one thirty seconds ($12 31/32) per share.
         C. This Option may not be exercised if the issuance of shares of Common Stock of the Company upon such exercise would constitute a violation of any applicable Federal or State securities law or other law or valid regulation. The Optionee, as a condition to his exercise of this Option, shall represent to the Company that the shares of Common Stock of the Company that he acquires under this Option are being acquired by him for investment and not with present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.
         D. This Option may not be transferred in any manner otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.
         E. The Stock issued pursuant to this Option will vest over a 60 month period on a pro rata basis until it is 100% vested on April 21, 2003. All Stock which has not yet vested will be held in escrow by the Company until the Stock is vested.
         F. Nothwithstanding the vesting provision of Paragraph "E" above, the Stock issued pursuant to this Option shall fully vest upon the occurance of any of the following:

         a. Any change of control of the Company. A change in control shall be deemed to have taken place if, as the result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company immediately before the transaction shall cease to constitute a majority of the board of directors of the Company or any successor to the Company; or

         b. Termination of the Optionee's employment with the Company without cause; or

         c.  Upon the death of the Optionee;  or

         d. Upon a vote of the Board of Directors allowing full vesting to the optionee; or

         e. The Company becomes a controlled entity as defined by IRC Section 1239.

         G. This Option may not be exercised more than ten (10) years from the date of its grant, and may be exercised during such term only in accordance with the terms of this Agreement.
Date of grant: April 21, 1998

                                                   COVOL TECHNOLOGIES, INC.


                                                    By: /s/ Stanley  M . Kimball
                                                        CFO
ATTEST:



       /s/  Stephanie Fowler

                            COVOL TECHNOLOGIES, INC.
                            3280 North Frontage Road
                                Lehi, Utah 84043
                                 (801) 768-4481



                                January 27, 1999



Brent M. Cook

Re:      Stock Option Agreement

Dear Brent:

Because of the necessity of compliance with the rules of the NASDAQ Stock Market, you and Covol Technologies, Inc. ("Covol") have heretofore orally agreed that the option (the "Option") granted to you by Covol Technologies, Inc. ("Covol"), on April 21, 1998, for 250,000 shares of Covol common stock at a price of $12-31/32 per share, would be subject to shareholder approval. By this letter, with your acceptance as set forth below, in consideration of $10.00, the premises, and the mutual agreements herein expressed, you and Covol hereby agree, and memorialize our prior mutual agreement and understanding, that the Option was granted and now is subject to approval by the holders of Covol common stock, such that if approval of the Option by the holders of Covol common stock is not obtained at the 1999 Annual Meeting of Covol, the Option shall be rescinded, and shall be void ab initio and of no further force or effect whatsoever.

                                              Sincerely yours,

                                              COVOL TECHNOLOGIES, INC.


                                              By: /s/ Steven G. Stewart


Accepted and Agreed to this 27th day of January, 1999:


/s/ Brent M. Cook
Brent M. Cook